          KAMAN CORPORATION REPORTS 2003 SECOND QUARTER,
                        SIX MONTH RESULTS


BLOOMFIELD, Connecticut (July 22, 2003) - Kaman Corp. (NASDAQ:
KAMNA) today reported financial results for the second quarter and six months ended June 30, 2003.

Net earnings for the 2003 second quarter were $3.3 million, or $0.15 per share diluted, compared to a net loss of $50.4 million, or $2.25 loss per share diluted the previous year. Net sales for the 2003 second quarter were $216.3 million, compared to $209.1 million the previous year. For the 2003 six-month period the company reported net earnings of $17.3 million, or $0.75 per share diluted, compared to a net loss of $45.0 million, or $2.01 loss per share diluted the previous year. Six-month net sales were $432.3 million in 2003, compared to $432.2 million in the 2002 period.

The 2003 second quarter did not include any special charges or gains. The 2002 second quarter results include pre-tax charges totaling $86.0 million ($2.50 loss per share diluted) covering cost growth associated with the Australian SH-2G(A) helicopter program, the write-down of the K-MAX helicopter program assets, and the phasing out of operations at the company's Moosup, Conn. plant as well as a pre-tax gain of $1.9 million from the sale of the company's microwave products line. The Australia program adjustment reduced sales in the 2002 second quarter and six-month periods by $6.5 million.

The 2003 six-month results include a pre-tax gain of $16.5 million from the sale of the company's Electromagnetics
Development Center (EDC) in January. Six-month 2002 results include the pre-tax charges and gain described above.

Paul R. Kuhn, chairman, president and CEO, said, "Results for the second quarter continued to reflect weakness in key markets served by the company, including commercial aviation and industrial production. We were disappointed by the absence of any significant turnaround in the economy, particularly in the manufacturing sector; the long-anticipated recovery has not yet materialized, and the tone of the markets we serve has not turned positive as we enter the third quarter.

"This has been a good time to be diversified, as Kaman has traditionally been," Kuhn continued. "Our diversified business base along with conservative operating practices, low debt levels and significant available unused credit provide the advantage of resources and flexibility to weather difficult economic conditions and take advantage of opportunities to build the company's businesses, as we have been doing.

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


"We have used the past years of weak domestic and world economies to further focus the company and build market presence in businesses considered key for the future. We have acquired companies that are contributing to operating profits, we have divested non-core businesses to free up capital, and we have moved forward with marketing efforts in each segment. These actions, taken for the long term, are expected to help improve results as market conditions improve.


"During the quarter, staffing levels were further adjusted to reflect conditions in the markets we serve, and a continuing focus on reducing costs and enhancing operating efficiencies helped the company maintain profitability in each segment. During the first half of 2003, the company's increased investment in working capital was driven by requirements in the Aerospace segment. Our overall financial position, including unfunded letters of credit, improved slightly with proceeds from the sale of EDC and an $18 million reduction down to a balance of $20 million in the performance letter of credit on the Australian SH-2G program."

REPORT BY SEGMENT

Aerospace Segment
-----------------

Second quarter operating profits for the segment were $6.5 million (including the effect of $480 thousand in ongoing relocation and re-certification costs related to the Moosup, Conn. plant closure), compared to an operating loss of $78.0 million a year earlier as a result of the pre-tax charges. Segment sales for the second quarter 2003 were $62.9 million, including $7.2 million from acquisitions made during the past year, compared to $60.4 million in the 2002 period, which included sales of $2.9 million from two divested businesses.

In the first half of 2003, the segment had operating profits of $13.7 million, compared to an operating loss of $68.9 million in the 2002 six-month period as a result of the pre-tax charges. Sales for the first six months of 2003 were $124.6 million, including $14.3 million from acquisitions made during the past year, compared to $136.0 million the previous year, which included $9.7 million from two divested businesses. The Australian program adjustment reduced segment sales in the 2002 second quarter and six month periods by $6.5 million.

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


Helicopter Programs

Sales generated by the SH-2G Super Seasprite and K-MAX helicopter programs, including spare parts and sales support, totaled $18.7 million in the second quarter, which reflects a decrease in SH-2G sales offset by a small increase in K-MAX spare parts sales, compared to $13.7 million in the 2002 period, which included a $6.5 million downward adjustment in sales for the Australia SH-2G program. Helicopter programs represented approximately 30 percent of segment sales for the quarter, compared to approximately 23 percent a year ago. Except for post-production support, the SH-2G helicopter program for New Zealand has been successfully completed, while the Australia program is in its later stages.

Production of the eleven SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is being made on this element of the program. Following the company's successful completion of a recent important performance milestone for the ITAS software, the Australian government agreed to proceed with provisional acceptance of each of the aircraft and this process is expected to begin during the third quarter of 2003. Thereafter, the Royal Australian Navy intends to use the aircraft for training purposes until the full ITAS is installed, which is currently scheduled to occur by the end of 2004. Meanwhile, work on the ITAS software continues, to be followed by testing and final integration by the company.

In a smaller program, the company completed work on the reactivation of four SH-2G helicopters granted by the U. S. government to Poland. Under related contracts, the company is providing spare parts and training for Polish pilots, sensor operators and maintenance personnel in Bloomfield and in Poland. After training is completed later this summer the aircraft are slated to become operational aboard two Polish Navy FFG-7 class frigates.


Aircraft Structures and Components

Second quarter aircraft structures and components sales were $32.9 million, compared to $33.2 million in the period a year ago. This business contributed approximately 52 percent of the Aerospace segment's sales in the second quarter, compared to approximately 55 percent a year ago.

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


Aerostructures subcontract work involves commercial and military aircraft programs. Current programs include production of assemblies such as wing structures and other parts for virtually all Boeing commercial aircraft and the C-17 military transport. This is an area the company has focused on as core to the business and important for the future. The low current and projected near-term build rates for commercial airliners affect this business directly, making the market increasingly competitive and difficult on an industry-wide basis. This is contributing to a lower business base in the company's aerostructures business, and active programs continue to absorb overhead expenditures at higher rates.

Helicopter subcontract work involves commercial and military programs. Current contracts include production of fuselages and rotor systems for various MD Helicopters, Inc. (MDHI) aircraft. Total orders received from MDHI have run at significantly lower rates than originally anticipated. As previously reported, the company has developed a large investment in these contracts (including receivables, start-up costs, and other program expenditures) and has experienced difficulty with receipt of
payments from MDHI.   Both during and subsequent to the second
quarter the company received partial payments from MDHI. The company has recently stopped production on these contracts while it works with MDHI to resolve payment issues.

The company's Kamatics specialty bearing business had good results in the reporting period with military sales helping to offset continued softness in commercial and regional aircraft manufacturing. The acquisition a year ago of the German specialty bearing company, RWG Frankenjura, is expected to strengthen Kaman's presence in the European market. Airbus Industrie is RWG's largest customer.

Advanced Technology Products

Sales of the company's advanced technology products in the second quarter were $11.3 million, compared to $13.5 million a year ago.
The business accounted for approximately 18 percent of Aerospace segment sales, compared to 22 percent a year ago.

The company manufactures products for military and commercial markets, including safe, arm and fuzing devices for a number of major missile and bomb programs; and precision measuring systems, mass memory systems and electro-optic systems. The company's Kaman Dayron operation, acquired in July 2002, manufactures fuzes for a variety of munitions programs, and has the contract to develop a fuze for the U. S. Air Force and Navy Joint

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


Programmable Fuze (JPF) program. As a result of qualification test results received during the first quarter, the company found it necessary to make certain changes to the fuze and its production process. The company currently expects to complete all of the changes and resume final qualification testing in the third quarter of 2003.

Kuhn said, "The Aerospace segment continues to deal with the combined effects of a lack of helicopter sales, costs associated with completion of the Australia contract, lower demand for commercial aircraft, and delayed qualification for the JPF fuze. While we are working through these issues, we continue to market our products and capabilities to current and potential customers here and abroad. We also have taken steps to reduce costs in order to bring overhead operating rates in line with the revenue base while positioning the business for future growth. In addition, we continue to explore possible acquisitions that are accretive in the short term and advance our goal of expanding the subcontracting side of this business."


Industrial Distribution Segment
-------------------------------

Industrial Distribution's operating profit was $3.4 million in the second quarter, compared to $3.5 million the previous year.
Sales for the quarter were $121.9 million, compared to $121.0 million in the 2002 quarter.

For the six-month period, the segment had operating profits of $6.2 million, compared to $6.1 million in the same period last year. Sales for the six months were $242.1 million, compared to $238.5 million a year ago.

Kaman distributes more than 1.5 million power transmission and motion control items - everything from bearings to complete material handling systems - through a network of nearly 200 branches and regional distribution centers in the U.S., Canada and Mexico. The customer base includes over 50,000 businesses in nearly every sector of heavy and light industry, and this segment is affected by the health of these industries.

Over the past several years, large companies have increasingly centralized their purchasing through suppliers that can service all of their plant locations across a wide geographic area. As this trend continues, Kaman has expanded its presence in geographic markets considered key to winning these customers through acquisitions in the Upper Midwest and Mexico, and the

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


selective opening of new branches. Efforts of this nature are continuing. Success in the market requires a combination of competitive pricing and value-added services that save the customer money while helping them become more efficient and productive. During the quarter, the company worked on integrating new business with Campbell Soup Company (including Pepperidge Farms), Hershey Foods, and Phelps Dodge.

Kuhn said, "The Industrial Distribution segment performed in line with national industrial production trends, which remain soft. We are using our recognized production process know-how, our emphasis on saving the customer money, and our access to capital to compete for business in this segment, and we believe we are in a good position to take advantage of the recovery in manufacturing when it occurs. Pricing pressures are expected to continue, reflecting the highly competitive nature of this business. In addition, the industry practice of offering vendor incentives remains an important factor in profitability."


Music Distribution Segment
--------------------------

Music Distribution's operating profit was $1.4 million in the second quarter, compared to $707 thousand the previous year. Sales for the quarter were $31.5 million, including $4.9 million from Latin Percussion, acquired in October 2002, compared to $27.7 million the prior year.

For the six-month period the segment had operating profits of $3.2 million, compared to $2.1 million in the first half of 2002. Sales for the six months of 2003 were $65.6 million, including $8.9 million contributed by Latin Percussion, compared to $57.7 million in 2002.

The segment is America's largest independent distributor of music instruments and accessories, offering more than 10,000 products to retailers of all sizes, from national chains to local shops.

Kuhn said, "The Music Distribution segment is directly affected by changes in consumer confidence, and is driven to a considerable extent by Christmas season sales. Financial results to date this year reflect a weaker than hoped-for spring season in the base business, more than offset by the addition of Latin Percussion, the world leader in hand percussion instruments. The distribution agreement with Gretsch drums is also contributing, along with newer agreements with the makers of Sabian cymbals and Elixir strings, both highly popular, high-end products. With an

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


outstanding product line up of premier brand guitars, percussion instruments and accessories, and its market leading distribution systems, the company continues to strengthen its leadership position in the industry."

Concluding Remark
-----------------

Kuhn said, "The company's performance during the second quarter and first half of 2003 reflects both the absence of meaningful recovery in the markets Kaman serves, and the process of working through a series of challenges, particularly in the Aerospace segment. Actions taken to reduce costs and increase our presence in strategic markets have helped and are expected to benefit the company increasingly when economic recovery occurs."


Forward-Looking Statements
--------------------------
This report contains forward-looking information relating to the company's business and prospects, including the SH-2G and K-MAX helicopter programs, aerostructures and helicopter subcontract programs and components, advanced technology products, the industrial and music distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations.
Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions and thereafter contract negotiations with government authorities, including foreign governments; 2) political developments in countries where the company intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly industrial production and commercial aviation, and global economic conditions; 5) attainment of remaining project milestones and satisfactory completion of the Australian SH-2G(A) program; 6) recovery of the company's investment in the MD Helicopters, Inc. contracts; 7) actual costs for moving equipment and recertifying products and processes in connection with phase out of the Moosup, Connecticut facility; 8) JPF program final qualification test results and receipt of production orders; 9) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead; 10) successful sale or lease of existing K-MAX inventory; 11) profitable integration of acquired businesses into the company's operations; 12) changes in supplier sales or vendor incentive policies; 13) the effect of price increases or decreases; and 14) currency exchange rates, taxes, changes in laws and regulations, inflation rates, general business conditions and other factors. Any forward-looking information should be considered with these factors in mind.
###

Contact:
Russell H. Jones, Sr. Vice Pres. & Treasurer
(860) 243-6307
rhj-corp@kaman.com
www.kaman.com

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003



               KAMAN CORPORATION AND SUBSIDIARIES
          Condensed Consolidated Statements of Operations
             (In thousands except per share amounts)

                             For the Three Months   For the Six Months
                                Ended June 30,         Ended June 30,
                                2003        2002        2003        2002
--------------------------------------------------------------------------
Net sales                    $ 216,311   $ 209,141   $ 432,321   $ 432,234
Costs and expenses:
  Cost of sales(1)             160,414     228,800     320,370     391,483
  Selling, general and
    administrative expense      49,908      50,083      99,045     101,490
  Restructuring costs(2)             -       8,290           -       8,290
  Other operating
    (income) / expense, net       (341)       (237)       (614)       (507)
  Interest expense, net            751         421       1,519         867
  Net (gain) loss on sale of
    product lines and
    other asset                     23      (1,904)    (16,826)     (1,904)
  Other (income) / expense, net    187         624         592         840
--------------------------------------------------------------------------
                               210,942     286,077     404,086     500,559
--------------------------------------------------------------------------
Earnings (loss) before
  income taxes                   5,369     (76,936)     28,235     (68,325)
Income taxes (benefit)           2,085     (26,570)     10,985     (23,300)
--------------------------------------------------------------------------
Net earnings (loss)          $   3,284   $ (50,366)  $  17,250   $ (45,025)
==========================================================================
Net earnings (loss) per share:
  Basic                      $     .15   $   (2.25)  $     .77   $   (2.01)
  Diluted(3)                 $     .15   $   (2.25)  $     .75   $   (2.01)
==========================================================================
Average shares outstanding:
  Basic                         22,551      22,409      22,523      22,369
  Diluted                       23,484      22,409      23,482      22,369
==========================================================================
Dividends declared per share  $    .11   $     .11   $     .22   $     .22
==========================================================================

(1) Cost of sales for 2002 includes the write-off of K-MAX assets of $50,000 and Moosup facility assets of $2,679 associated with the charge taken in the Aerospace segment.


                              Page 9

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


(2) Restructuring costs relate to the closure of the Moosup facility in 2003 and are associated with the charge taken in the Aerospace segment in 2002.

(3) The calculated diluted per share amounts for 2002 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


                       KAMAN CORPORATION AND SUBSIDIARIES
                              Segment Information
                                (In thousands)

                             For the Three Months   For the Six Months
                                Ended June 30,         Ended June 30,
                                2003        2002       2003        2002
--------------------------------------------------------------------------
Net sales:

  Aerospace                  $  62,912   $  60,426   $ 124,636   $ 136,027

  Industrial Distribution      121,862     121,034     242,128     238,475

  Music Distribution            31,537      27,681      65,557      57,732
--------------------------------------------------------------------------
                               216,311     209,141     432,321     432,234
==========================================================================
Operating profit (loss):

  Aerospace                      6,515     (78,024)     13,725     (68,874)

  Industrial Distribution        3,365       3,464       6,162       6,057

  Music Distribution             1,391         707       3,238       2,062
--------------------------------------------------------------------------
                                11,271     (73,853)     23,125     (60,755)
Interest, corporate and
    other expense, net (1)      (5,879)     (4,987)    (11,716)     (9,474)

Net gain (loss) on sale of product
    lines and other assets         (23)      1,904      16,826       1,904
--------------------------------------------------------------------------

Earnings (loss) before
income taxes                 $   5,369   $ (76,936)  $  28,235   $ (68,325)
==========================================================================

(1) "Interest, corporate and other expense, net" increased for the three months ended June 30, 2003 primarily due to pension and interest expense.

The increase for the six months ended June 30, 2003 is primarily due to a reduction in group insurance liabilities in 2002 that did not recur in 2003, and growth in pension and interest expenses, partially offset by lower stock appreciation rights expense.

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


                       KAMAN CORPORATION AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                         June 30,     	December 31,
                                          2003           2002
-----------------------------------------------------------------
Assets
Current assets:
    Cash and cash equivalents             $   8,197     $   5,571
    Accounts receivable, net                209,251       195,857
    Inventories                             180,320       164,715
    Income taxes receivable                       -         5,192
    Deferred income taxes                    28,459        28,450
    Other current assets                     13,185        14,460
-----------------------------------------------------------------
          Total current assets              439,412       414,245
-----------------------------------------------------------------
Property, plant and equipment, net           53,825        61,635
Goodwill and other intangible assets         50,662        50,994
Other assets                                  8,562         8,666
-----------------------------------------------------------------
                                          $ 552,461     $ 535,540
=================================================================
Liabilities and shareholders' equity
Current liabilities:
    Notes payable                         $   9,488     $  10,307
    Accounts payable                         50,850        46,664
    Accrued contract loss                    28,889        26,674
    Accrued restructuring costs               7,223         7,594
    Other accrued liabilities                24,665        23,583
    Advances on contracts                    22,279        22,318
    Other current liabilities                19,613        19,954
    Income taxes payable                        997             -
-----------------------------------------------------------------
          Total current liabilities         164,004       157,094
-----------------------------------------------------------------
Long-term debt, excluding current portion    55,737        60,132
Other long-term liabilities                  26,866        26,367
Shareholders' equity                        305,854       291,947
-----------------------------------------------------------------
                                          $ 552,461     $ 535,540
=================================================================

"Kaman Reports Second Quarter 2003 Results"
July 22, 2003


                       KAMAN CORPORATION AND SUBSIDIARIES
                 Condensed Consolidated Statements of Cash Flows
                                 (In thousands)
<table>                                            For the Six Months
                                                     Ended June 30,
---------------------------------------------------------------------
                                                   2003          2002
                                                   ----          ----
Cash flows from operating activities:
  Net earnings (loss)                          $  17,250      $ (45,025)
  Depreciation and amortization                    5,131          5,698
  Net gain on sale of product lines
    and other assets                             (16,826)        (1,904)
  Restructuring costs                               (371)         8,290
  Non-cash write-down of assets                        -         52,679
  Deferred income taxes                                -        (19,596)
  Other, net                                         905          1,753
  Changes in current assets and liabilities,
    excluding effects of acquisition/divestiture
      Accounts receivable                        (15,664)       (13,300)
      Inventory                                  (16,651)           (55)
      Income taxes receivable                      5,192         (6,776)
      Accounts payable                             3,757         (7,034)
      Accrued contract loss                        2,214         18,495
      Advances on contracts                          740           (612)
      Income taxes payable                         1,015              -
      Changes in other current assets
        and liabilities                            2,375         (7,751)
------------------------------------------------------------------------
        Cash provided by (used in)
          operating activities                   (10,933)       (15,138)
------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sale of product line
    and other assets                              28,025          7,500
  Expenditures for property,
    plant & equipment                             (4,175)        (2,752)
  Acquisition of business,
    less cash acquired                                 -         (1,724)
  Other, net                                        (574)            62
------------------------------------------------------------------------
        Cash provided by (used in)
          investing activities                    23,276          3,086
------------------------------------------------------------------------




                              Page 13

Cash flows from financing activities:
  Changes to notes payable                          (819)           184
  Reductions of long-term debt                    (4,395)        (1,660)
  Dividends paid                                  (4,948)        (4,913)
  Purchases of treasury stock                       (205)             -
  Proceeds from sale of stock                        650            820
-----------------------------------------------------------------------
        Cash provided by (used in
          financing activities                    (9,717)        (5,569)
-----------------------------------------------------------------------
Net increase (decrease) in cash and
  cash equivalents                                 2,626        (17,621)
Cash and cash equivalents at
  beginning of period                              5,571         30,834
-----------------------------------------------------------------------
Cash and cash equivalents at
  end of period                                $   8,197       $ 13,213
========================================================================
###

































                              Page 14
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